As filed with the Securities and Exchange Commission on January 23, 2025.

Registration No. 333-275277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

MULTI WAYS HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3E Gul Circle
Singapore	629633
(Address of Principal Executive Offices)	(Zip Code)

2023 Equity Incentive Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(Name and Address of Agent for Service)

800-221-0102

(Telephone Number, Including Area Code, of Agent for Service)

Copy To:

William S. Rosenstadt, Esq.

Mengyi “Jason” Ye, Esq.
Yarona L. Yieh, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue, 3rd Floor
New York, NY 10017
Tel: +1-212-588-0022

Fax: +1-212-826-9307

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) is being filed to amend the Registration Statement on Form S-8 (File No. 333-275277) filed by Multi Ways Holdings Limited (the “Company”) with the Securities and Exchange Commission (the “SEC”) on November 2, 2023 (the “Registration Statement”) to include in Part I of the Registration Statement as amended hereby a “Reoffer Prospectus” for the securities issuable under the Multi Ways Holdings Limited 2023 Equity Incentive Plan (the “2023 Equity Incentive Plan”). As a filing fee was paid in connection with the registration of these “control securities” by the Company under the original Registration Statement, no additional registration fee is required to add these securities pursuant to Rule 457(h)(3) under the Securities Act.

The Registration Statement includes, pursuant to General Instruction E to Form S-8, the Reoffer Prospectus in Part I. The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 2,300,000 ordinary shares, par value US$0.00025 per share, issued under the 2023 Equity Incentive Plan. These shares constitute “control securities” which have been issued prior to the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in the Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2023 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

Up to 2,300,000 Ordinary Shares

Issued under the 2023 Equity Incentive Plan

This reoffer prospectus relates to the resale of up to 2,300,000 ordinary shares, par value US$0.00025 per share (“Ordinary Shares”), of Multi Ways Holdings Limited (the “Company”), which may be offered and sold from time to time by certain shareholders identified in this prospectus (the “Selling Shareholders”) who have acquired or will acquire the Ordinary Shares pursuant to the Multi Ways Holdings Limited 2023 Equity Incentive Plan (the “2023 Equity Incentive Plan”). The 2023 Equity Incentive Plan is intended to provide incentives which will attract, retain, and motivate highly competent persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire Ordinary Shares. Additionally, the 2023 Equity Incentive Plan is intended to assist in further aligning the interests of our officers, employees, directors and consultants to those of the Company’s other shareholders.

The persons who are issued such Ordinary Shares may include our directors, officers, employees and consultants, certain of whom may be considered our “affiliates”. Such persons may, but are not required to, sell the Ordinary Shares they acquire pursuant to this prospectus. If any additional awards are issued to or Ordinary Shares are purchased by affiliates under the 2023 Equity Incentive Plan, we will file with the Securities and Exchange Commission (the “Commission”) an update to this prospectus naming such person as a selling shareholder and indicating the number of Ordinary Shares such person is offering pursuant to the prospectus. See “Selling Shareholders” on page 27 of this prospectus.

Our Ordinary Shares are listed on the NYSE American under the symbol “MWG.” On January 21, 2025, the closing price of the Ordinary Shares on the NYSE American was $0.2882 per share.

This reoffer prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by Selling Shareholders on a continuous or delayed basis to the public without restriction.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Shareholders. The Ordinary Shares may be offered from time to time by any or all of the Selling Shareholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Shareholders may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this resale but the Selling Shareholders will pay all brokerage commissions and other selling expenses.

The Selling Shareholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Investing in our Ordinary Shares involves substantial risk. See “Risk Factors” beginning on page 26 of this prospectus for a discussion of certain risks and other factors that you should consider before purchasing our Ordinary Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2025.

Please read this prospectus and the documents incorporated by reference herein carefully. These documents describe our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We and the Selling Shareholders have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed or incorporated by reference in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the Selling Shareholders.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Ordinary Shares. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus (including the documents incorporated by reference herein) includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. Such information contained or incorporated by reference herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“2023 Annual Report” refers to the Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the Commission on May 15, 2024.

●	“Second Amended and Restated Memorandum and Articles of Association” refers to the second amended and restated memorandum and articles of association of our Company adopted on October 30, 2024, and as supplemented, amended or otherwise modified from time to time.

●	“BCA” refers to the Building and Construction Authority of Singapore.

●	“BVI” refers to the British Virgin Islands.

●	“Company” or “our Company” refers to Multi Ways Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on June 2, 2022.

●	“Commission” or “SEC” refers to the United States Securities and Exchange Commission.

●	“Companies Act” refers to the Companies Act (2023 Revision) of the Cayman Islands.

●	“Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended.

●	“Group,” “our Group,” “we,” “us,” or “our” refers to our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

●	“HDB” refers to the Housing & Development Board of Singapore.

●	“LTA” refers to the Land Transport Authority of Singapore.

●	“MOM” refers to the Ministry of Manpower of Singapore.

●	“Multi Ways SG” or “Operating Subsidiary” refers to Multi Ways Equipment Pte. Ltd, a company incorporated in Singapore on August 22, 2002 and an indirect wholly-owned subsidiary of our Company.

●	“MWE Holdings” refers to MWE Holdings Limited, a company incorporated in the BVI on June 15, 2022 and wholly-owned by our Company.
●	“MWE Investments” refers to MWE Investments Limited, a company incorporated in the BVI on June 1, 2022 and owned as to 97.0% by Mr. Lim Eng Hock, our Executive Director, Chairman, Chief Executive Officer, and 3.0% by Ms. Lee Noi Geck, our Executive Director and Chief Administration Officer.

●	“Ordinary Shares” refers to the Company’s ordinary shares, par value US$0.00025 per share;

●	“S$” or “SGD” or “Singapore Dollars” refers to Singapore dollar(s), the lawful currency of Singapore.

●	“SCAL” refers to Singapore Contractors’ Association Limited.

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

●	“Singapore Companies Act” refers to the Companies Act 1967 of Singapore, as amended, supplemented or modified from time to time.

●	“WSH” refers to the Workplace Safety and Health Council of Singapore, a statutory body under the MOM.

●	“UAE” refers to the United Arab Emirates.

●	“US$” or “U.S. dollars” refers to the lawful currency of the United States;

Multi Ways Holdings Limited is a holding company with operations conducted in Singapore through its operating subsidiary in Singapore, using Singapore Dollars. Our reporting currency is the United States Dollar. This prospectus also contains translations of certain foreign currency amounts into U.S. Dollars for the convenience of the reader. Unless otherwise stated, all translations of Singapore Dollars into U.S. Dollars were made at S$1.3722 to US$1.00 for the financial year ended December 31, 2022 amounts and S$1.3314 to US$1.00 for the financial year ended December 31, 2023 amounts, in accordance with our internal exchange rate. We make no representation that the Singapore Dollar or U.S. Dollar amounts referred to in this prospectus could have been or could be converted into U.S. Dollars or Singapore Dollars, as the case may be, at any particular rate or at all.

We obtained the industry and market data used in this prospectus or any document incorporated by reference from industry publications, research, surveys and studies conducted by third parties and our own internal estimates based on our management’s knowledge and experience in the markets in which we operate. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	introduction of new product and service offerings;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding the demand for and market acceptance of our products and services;

●	expected growth of our customers, including consolidated account customers;

●	competition in our industry;

●	government policies and regulations relating to our industry;

●	other factors that may affect our financial condition, liquidity and results of operations; and

●	other risk factors discussed under “Risk Factors.”

We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

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PROSPECTUS SUMMARY

Overview

We are a supplier of a wide range of heavy construction equipment for sales and rental in Singapore and the surrounding region. With more than two decades of experience in the sales and rental of heavy construction equipment business, we have established ourselves to be a reliable supplier of a wide variety of new and used heavy construction equipment to our customers from Singapore, Australia, UAE, Maldives, Indonesia and the Philippines. Our operation is based in Singapore.

Most of the heavy construction equipment in our fleet available for sales and rental by our customers comprise of used construction equipment which we have purchased from reliable suppliers whom we have established relationships with over the years in this business and are located in various geographical locations in the region.

Our wide variety of new and used heavy construction equipment for sale and rental by our customers range from: (i) earth-moving equipment such as bulldozers, off-terrain dump trucks, excavators and wheel loaders; (ii) material-handling equipment such as crawler cranes, rough terrain cranes, scissor lifts, forklifts, boom-lifts and telescopic handlers; (iii) road-building equipment such as motor graders, vibrating compactors, asphalt finishers, skid loaders, backhoe loaders, hand rollers and mini excavators; and (iv) generators and compressors, such as air compressors, generators, lighting towers and welding machines.

Complementary to the heavy construction equipment products offered for sale and rental by us, we also offer services to our customers, such as servicing and maintenance services for heavy construction equipment, customization of heavy construction equipment to meet specific needs of certain customers, machinery cleaning which meet the standards required for quarantine-free import to Australia and New Zealand for customers based in those regions, provision of qualified crane operators to our customers to operate the cranes and transportation of heavy construction equipment, both within Singapore and cross-border transportation to desired ports.

With our wide variety of heavy construction equipment in our inventory and complementary equipment refurbishment and cleaning services, we are well-positioned to serve customers as a one-stop shop.

Corporate History and Structure

Our Company was incorporated in the Cayman Islands on June 2, 2022 under the Companies Act as an exempted company with limited liability. Our authorized share capital is currently US$100,000 divided into 400,000,000 Ordinary Shares, par value US$0.00025 each.

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The following diagram illustrates the corporate structure of Multi Ways Holdings Limited and its subsidiaries as of the date of this prospectus:

Entities

A description of our principal operating subsidiary is set out below.

Multi Ways SG

On August 22, 2002, Multi Ways SG was incorporated in Singapore with limited liability. Multi Ways SG commenced business in 2002 and is principally engaged in the sales and rental of heavy construction equipment in Singapore and the region. As part of a group reorganization completed on August 26, 2022, Multi Ways SG became a wholly owned subsidiary of MWE Holdings and an indirect wholly-owned subsidiary of our Company.

MWE Holdings

On June 15, 2022, MWE Holdings was incorporated in the BVI with limited liability. As part of a group reorganization completed on August 26, 2022, MWE Holdings became the direct holding company of 100% shares of Multi Ways SG and a wholly owned subsidiary of the Company.

Corporate Information

Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111 Cayman Islands. Our principal executive office is at 3E Gul Circle, Singapore 629633. Our telephone number at this location is +65 6287 5252. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is https://www.multiwaysholdings.com. The information contained on our website is not a part of this prospectus.

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Recent Developments

Initial Public Offering

On April 5, 2023, the Company completed its initial public offering. In this offering, the Company issued 6,040,000 Ordinary Shares at a price of US$2.50 per share. The Company received gross proceeds in the amount of US$15.1 million before deducting any underwriting discounts or expenses. The Ordinary Shares began trading on April 3, 2023 on the NYSE American under the ticker symbol “MWG.”

Completion of Property Sale

On August 16, 2022, Multi Ways SG granted an option to purchase to Yu Yee Engineering Pte. Ltd. for the sale of 22 Gul Avenue, Singapore 629662 at S$14.3 million. The said option to purchase was exercised by Yu Yee Engineering Pte. Ltd. on August 29, 2022. The sale of the property was completed on November 30, 2023 for the purchase price of S$14.3 million.

Adoption of and Grants under the 2023 Equity Incentive Plan

On October 19, 2023, the Board of the Company approved and adopted the 2023 Equity Incentive Plan, which became effective on November 1, 2023.

On August 1, 2024, the Company issued 1,000,000 and 700,000 Ordinary Shares under the 2023 Equity Incentive Plan to Mr. Lim Eng Hock, the Chief Executive Officer, Executive Director, and Chairman of the Board of the Company, and Ms. Lee Noi Geck, the Chief Administration Officer and Executive Director of the Company, respectively, as compensation for their continued service in the Company.

On September 25, 2024, the Company issued 500,000 and 100,000 Ordinary Shares under the 2023 Equity Incentive Plan to Ms. Lim Mei Jun, the Deputy Chief Executive Officer of the Company, and Mr. Tan Lu Chong, the Chief Operating Officer of the Company, respectively, as compensation for their continued service in the Company.

On September 25, 2024, the Company issued an additional 90,000 Ordinary Shares under the 2023 Equity Incentive Plan to certain other employees of the Company as compensation for their continued service in the Company.

Investment in Blissful Link Investments Limited

On May 2, 2023, with the approval of the Board of the Company, the Company for a purchase price of US$2,200,000, acquired 420 shares representing a 4.4% ownership in the shares of Blissful Link Investments Limited for investment purposes.

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Change of Director and Officers

On February 13, 2024, Ms. Lee Pei Pei provided notice of her intent to step down as the Chief Financial Officer of our Company effective March 12, 2024. Ms. Lee Pei Pei resigned for personal reasons and not as a result of any disagreement with the Company or its independent registered public accountants on any matter relating to the Company’s financial or accounting operations, policies or practices. To fill the vacancy created by Ms. Lee Pei Pei’s resignation, on February 20, 2024, the Board, the Nomination Committee of the Board, and the Compensation Committee of the Board appointed Mr. Tan Noon Huan to serve as the Company’s Financial Controller, effective on the same date. The role of Financial Controller is that of an employee, and Mr. Noon Huan is not a member of the Board.

Mr. Tan Noon Huan is an experienced finance professional with over 20 years of experience in finance and accounting, spanning across various industries and regions, including a notable 4-year tenure as an external auditor. He possesses a diverse skill set, including handling full sets of accounts, financial analysis, strategic planning, and managing treasury functions. His expertise lies in areas such as financial reporting, budgeting, cash flow management, and internal control implementation. Mr. Tan Noon Huan has a proven track record of driving results and leading teams to success, evident from his previous roles in corporations of various sizes. In his most recent role as the Head of Finance at Eastlog Holding Pte Ltd, Mr. Tan Noon Huan managed a team to ensure accurate financial reporting and provided crucial financial insights to support strategic decision-making. He also negotiated banking facilities and implemented internal controls to safeguard company assets. Prior to that, as a Financial Controller at Fabristeel Pte Ltd, Mr. Tan Noon Huan cleared accounts backlog, rolled out ERP systems, and improved accounts receivable and days sales outstanding metrics. His strategic planning and financial analysis skills were instrumental in driving profitable growth for the business unit. Throughout his career, Mr. Tan Noon Huan has demonstrated initiative, attention to detail, and a proactive approach to his work. His strong leadership abilities, coupled with his extensive finance and accounting knowledge, make him a valuable asset to the Company. Mr. Tan Noon Huan holds a Bachelor of Accountancy from the University of Putra Malaysia, Malaysia.

Effective March 1, 2024, the Company and Mr. Tan Noon Huan entered into an employment agreement, under which Mr. Tan Noon Huan is entitled to an annual salary of S$108,000 (approximately $80,400) for his services as the Financial Controller of the Company. His employment has an initial term until his earlier death, resignation or removal. Mr. Tan Noon Huan has no family relationships with any director or executive officer of the Company. There are no transactions between the Company and Mr. Tan Noon Huan that will be required to be reported pursuant to Item 404(a) of Regulation S-K.

On May 20, 2024, Mr. Tan Noon Huan provided notice of his intent to step down as the Financial Controller of the Company, effective June 14, 2024. Mr. Tan Noon Huan resigned for personal reasons and not as a result of any disagreement with the Company or its independent registered public accountants on any matter relating to the Company’s financial or accounting operations, policies or practices. To fill the vacancy created by Mr. Tan Noon Huan’s resignation, on June 3, 2024, the Board, the Nomination Committee of the Board, and the Compensation Committee of the Board appointed Mr. Tan Cheon Kem to serve as the Company’s Financial Controller, effective on June 3, 2024. The role of Financial Controller is that of an employee, and Mr. Tan Cheon Kem is not a member of the Board.

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Mr. Tan Cheon Kem is an experienced finance professional who previously served as the Group Finance Manager and Head of Department at Seiko Wall Pte Ltd. With over 20 years of extensive experience in finance, accounting, auditing, and taxation, Mr. Tan Cheon Kem oversees the financial, accounting, auditing, and taxation functions for the Group and its subsidiaries. Before joining Seiko Wall, Mr. Tan Cheon Kem worked as an auditor with Grant Thornton, where he honed his auditing skills. He then progressed through various finance positions at Union Gas Holdings Ltd, NSL Fuel Management Services Pte Ltd (a subsidiary of NSL Ltd), Raffles Marina Ltd (another subsidiary of NSL Ltd), Top Global Ltd, Sunmoon Food Company Ltd, and ACMA Ltd. His diverse experience across these organizations has equipped him with a broad skill set and a deep understanding of financial management in different business environments. Mr. Tan Cheon Kem is a graduate of the Association of Chartered Certified Accountants (ACCA, UK) and a chartered accountant with the Institute of Singapore Chartered Accountants (ISCA). He is also an associate member of the Chartered Valuer and Appraiser (CVA) Singapore, specializing in business valuation. Mr. Tan Cheon Kem’s expertise and leadership have been pivotal in driving the financial strategy and operations at Seiko Wall Pte Ltd, ensuring compliance, accuracy, and strategic financial planning across the Group. His proven track record, coupled with his professional qualifications, makes him a significant asset to the company. Effective June 3, 2024, the Company and Mr. Tan Cheon Kem entered into an employment agreement (the “Employment Agreement”). Under the Employment Agreement, Mr. Tan Cheon Kem is entitled to an annual salary of S$108,000 (approximately $80,400) for his services as the Financial Controller of the Company. His employment has an initial term until his earlier death, resignation or removal. Mr. Tan Cheon Kem has no family relationships with any director or executive officer of the Company. There are no transactions between the Company and Mr. Tan Cheon Kem that will be required to be reported pursuant to Item 404(a) of Regulation S-K.

On November 4, 2024, Mr. Neo Chin Heng provided notice of his resignation as an independent director, a member to the Audit Committee and Compensation Committee, and the Chair of the Nomination Committee of the Board, effective immediately on November 4, 2024. Mr. Neo Chin Heng resigned for personal reasons and not as a result of any disagreement with the Company or on any matters relating to the Company’s Board of Directors’ operations. To fill the vacancy on the Board created by Mr. Neo Chin Heng’s resignation, the Company has appointed Mr. Tan Kok Chuah, to serve as the Company’s independent director, a member to the Audit Committee and Compensation Committee, and the Chair of the Nomination Committee of the Board of Directors of the Company, effective on November 11, 2024.

Mr. Tan Kok Chuah is an experienced business owner and is involved in the real estate as well as business solutions industry. He is currently the Key Executive Officer of Raffles Developments Pte Ltd, a director of Key Global Projects Pte Ltd, and a director of Key Global Pte Ltd. As Raffles Developments Pte Ltd’s CEO, Mr. Tan Kok Chuah manages a team of real estate agent to negotiate contracts and handle complex real estate transactions in which he strives to provide excellent customer service and business property-related solutions to clients. He founded Key Global Pte Ltd in 2020 in response to the escalating demand and growing intricacies within the realm of business M&A. Mr. Tan Kok Chuah also worked for Greencast Pte Ltd for four years as their managing director, in which he led a team from NUS, and spearheaded the production of commercialized NUS construction products in Singapore, specifically ECOWALL products that utilize recycled building material aggregates. Mr. Tan Kok Chuah’s extensive experience within the industry and his unique portfolio expanding throughout the business industry will make him a significant asset to the company. Mr. Tan Kok Chuah has a diploma in electronics, communications and computer engineering from Singapore Polytechnic.

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Mr. Tan Kok Chuah has no family relationships with any director or executive officer of the Company. There are no transactions between the Company and Mr. Tan Kok Chuah that will be required to be reported pursuant to Item 404(a) of Regulation S-K. The Board has determined that Mr. Tan Kok Chuah is independent, pursuant to the definition of independence under Section 803 of the NYSE American Company Guide, based on an evaluation of the relationships between the Company and Mr. Tan Kok Chuah.

Compliance with NYSE American Company Guide

On September 6, 2024, the Company received a courtesy warning from NYSE Regulation of the NYSE American LLC (“NYSE American”) that the Company’s current low selling share price raises concerns that Company’s ordinary shares may not be suitable for auction market trading. NYSE American routinely provides this warning to any company whose stock price falls below $1.00 over a 30-trading day average. NYSE American can commence delisting proceedings and immediately suspend trading in the event that the Company’s ordinary shares trade at levels viewed to be abnormally low and no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide. NYSE generally view trading below a price of $0.10 to be abnormally low. This has no immediate effect on the listing or trading of the Company’s ordinary shares, which will continue to trade on the NYSE American under the symbol “MWG”. Although the Company plans to use all reasonable efforts, including the potential use of a reverse stock split, if necessary, to maintain compliance with Section 1003(f)(v) of the NYSE American Company Guide, there can be no assurance that the Company will be successful in maintaining such compliance.

Adoption of the 2024 Equity Incentive Plan

On October 30, 2024, as approve by the Board and the shareholders of the Company at the annual meeting of shareholders, the Company adopted a 2024 Equity Incentive Plan, under which the Company is authorized to issue an aggregate of 3,000,000 Ordinary Shares to directors, officers, managers, employees, consultants and advisors.

Increase of the Company’s Authorized Share Capital

On October 30, 2024, as approve by the Board and the shareholders of the Company at the annual meeting of shareholders, the Company amended and restated its memorandum and articles of association to reflect an increase of the Company’s authorized share capital from US$100,000 divided into 400,000,000 Ordinary Shares to US$2,500,000 divided into 10,000,000,000 Ordinary Shares by the creation of an additional 9,600,000,000 Ordinary Shares.

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Proposed Share Consolidation

On October 30, 2024, as approve by the Board and the shareholders of the Company at the annual meeting of shareholders, the Company approve a share consolidation of the Company’s issued and unissued Ordinary Shares at a ratio of not less than one (1)-for-three (3) and not more than one (1)-for-twenty-five (25) (the “Range”), with the exact ratio to be set at a whole number within this Range to be determined by the Board in its sole discretion within one year after October 30, 2024.

Our Customers

Our customers operate in various industries which range from the infrastructure and building construction industry, including piling and land reclamation, to the mining industry, marine industry and oil and gas industry. For example, our crawler cranes may be deployed at construction sites for lifting general construction materials and erection and dismantling of tower cranes for customers in the infrastructure and building construction industry. Another example is that our dump trucks may be deployed at jobsites to transport earth and soil between various areas within the jobsite for customers in the construction and mining industry. Such customers are generally contractors involved in construction or suppliers of equipment or services in the building construction sector. Customers in the oil and gas industry are generally suppliers of equipment and process modules for use in offshore oil and gas exploration, which may use our crawler cranes and rough terrain cranes to undertake installation and assembly of oil and gas structures and equipment. Customers in the mining industry are typically contractors involved in surface or underground mining, which may use our excavators and dump trucks.

Our key customer base operates in the following key industries:

Industry	Key Geographic Location
Infrastructure and Building Construction	Singapore, Malaysia, Indonesia, Vietnam, Bangladesh and Maldives

Mining	Australia and Indonesia

Oil and Gas	UAE

Marine	Indonesia

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Our Products

Most of our heavy construction equipment available for sales and rental by our customers are used equipment. Some of our used heavy construction equipment available for sales and rental to our customers are as follows:

(i) Earth-moving Equipment

Excavator	Mini Excavator

Excavators are essential for digging, material handling, demolition and are used in most construction projects. We have a range of excavators with varying operating capacities to cater to different needs of our customers.	We also offer mini excavators, with operating weight capacity of under 10 tonnage, which are able to work in small spaces.

Wheel Loader	Bulldozer

Wheel loaders are used for scooping and transporting earth and sand and run on wheels. Our selection of wheel loaders has varying operating capacities to cater to differing needs of customers.	Bulldozers flatten the ground by pushing materials such as earth, sand, rubble or rock with a heavy and broad blade or plate during construction work and travel on tracks.

We offer a range of bulldozers with varying operating capacities.

Dump Truck

Dump trucks are used for transporting loose material for construction and are typically filled with earth, sand, dirt, waste and other materials by another machine, where it then transports and dumps its load at a specified location. We offer a range of dump trucks with varying operating capacities.

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(ii) Material-handling Equipment

Crawler Crane	Rough Terrain Crane

Cranes are machines generally equipped with chains and sheaves that can be used to lift and lower loads and to move them horizontally. Crawler cranes are used to lift and lower loads around construction sites safely and economically.

The crawler crane comprises of a lattice boom mounted on an undercarriage with tracks. The heavy tracks provide the crane stability and mobility over undulating terrains. As such, it can move within jobsites easily and perform lifting with very minimal set-up. In addition, a crawler crane is capable of travelling while lifting a load at the same time.

We have a wide range of crawler cranes with maximum load capacities ranging from 50 tonnage to 300 tonnage.

The rough terrain crane comprises a telescopic boom mounted on an undercarriage with rubber tires. The dual-cabin crane is capable of travelling on roads, thus eliminating the need for special equipment to transport the crane. When working on jobsites, outriggers are extended from the chassis of the crane to increase stability during lifting. The crane also has moving counterweights for additional stabilization.

Rough terrain cranes are fitted with versatile steering capabilities to allow maneuvering of their extended chassis with ease.

Forklift

Forklifts are powered industrial trucks used to lift loads and transport materials over short distances. Forklifts are used to carry goods and loads across distances of varying terrain. Although forklifts have lower load capacities than cranes, it is more compact and more easily maneuvered.

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Boom Lift

The boom lift is an aerial work platform providing temporary access for personnel or equipment to inaccessible areas, usually at height. It comprises a lift (or bucket) at the end of a hydraulic lifting system mounted on a self-moving platform. The boom lift is fitted with either a straight or an articulated boom, consisting of jointed sections, which can be controlled to extend the lift in a number of different directions. The boom lift is usually designed to be fully operated (including set-up) by a single person.

Scissor Lift

The scissor lift is another type of aerial work platform. It comprises a lift at the end of a set of linked, folding supports in a criss-cross ‘X’ pattern mounted on a self-moving platform. The lift is capable of vertical movements and can be extended horizontally to allow closer access to work areas. The scissor lift is also designed to be fully operated by a single person.

(iii) Road-building Equipment

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Motor Grader	Asphalt Finisher

Motor graders are used to flatten a surface during construction for fine grading, with a higher degree of precision than bulldozers.	Asphalt finishers are used to lay asphalt on roads by laying the asphalt flat and provides minor compaction.

Tire Roller Tire rollers are used to compact soils, hot mix and other materials and are typically used for pavements.	Vibratory Roller – Single Drum Vibratory rollers use the vibration of drums for compacting asphalt, soil and concrete to increase density and load-bearing capacity.	Vibratory Roller – Tandem Drum Tandem vibratory rollers are equipped with two steel drums on the front and back, and are used mainly to pave smooth surfaces like asphalt and rolled concrete.

(iv) Generators and Compressors

Air Compressor	Generator

Air compressors are used to power tools on construction sites, such as power hammers, drills, saws, wrenches and other pneumatic tools by using compressed air as a form of energy.	Generators can be used to provide power to temporary buildings and construction machinery which require electricity to operate.

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Our Equipment Sales Business

Our equipment sales business involves the sale of both new and used heavy construction equipment from our inventory, predominantly to our local or overseas customers in Singapore, Australia, UAE, Maldives, Indonesia and the Philippines.

Mr. James Lim, our Executive Director, Chairman and Chief Executive Officer, is primarily responsible for our equipment sales business. He and his team are in charge of sourcing for new and used construction equipment from various countries and regions such as Japan and the Middle East. Some of the construction equipment that we purchase are reserved for our rental business, and the rest are sold to our customers in Singapore and around the region.

We have a wide customer base in respect of our sales business, comprising more than 100 customers spanning Singapore, Australia, UAE, Maldives, Indonesia and Philippines.

We procure used construction equipment from our wide network of contacts. We have a reliable group of suppliers, whom we have long-standing relationships with. From these suppliers, we source good quality and competitively priced used heavy construction equipment. Depending on the intended usage and regulatory requirements that our customers have to comply with, we recondition and refurbish our fleet of used heavy construction equipment prior to reselling them to our customers. The reconditioning and refurbishment of these used equipment are carried out at our servicing workshop situated at 3E Gul Circle, Singapore 629633 and is well-equipped to inspect, service, refurbish and repair used heavy construction equipment purchased from our suppliers. We also offer specific customization of any type of heavy construction equipment in our inventories, depending on the unique needs and requirements of our customers. Our reputation and experience in providing high quality reconditioning and refurbishment engineering services provide our customers with the confidence that used heavy construction equipment that they procure from us would be in good working condition. We believe that we have an established reputation amongst our customers for our reconditioned and refurbished heavy construction equipment and this has allowed us to expand our equipment sales business over the years. We have 54 employees in our maintenance and service team who are based in Singapore, comprising highly skilled mechanics, technicians, painters and panel-beaters who are well-qualified to refurbish the wide range of heavy construction equipment in our inventories.

Besides used heavy construction equipment, we also source new heavy construction equipment from reputable dealers all over the world to satisfy our customers’ needs. This ensures our competitiveness of supplying established brands of heavy construction equipment to them.

It is in our business practice not to take speculative positions in our equipment sales business. We typically purchase equipment if there is an existing purchase commitment or serious indication of purchase interest from our customers, or if, based on our decades of experience, is likely to be popular for rental. However, to maintain our position as one of the leading suppliers of a wide range of new and used construction equipment, we do maintain an inventory of such equipment which are more popular with our customers and which, in our view, are easier to resell.

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Equipment sales business constitutes approximately 68.6%, 83.9%, and 78.1% of our Group’s total revenue for the financial years ended December 31, 2023, 2022, and 2021 respectively. In the financial year ended December 31, 2023, our Group’s total revenue generated from equipment sales business was $24.7 million, of which approximately 42.4% and 57.6% were sales from Singapore and overseas markets respectively. In the financial year ended December 31, 2022, our Group’s total revenue generated from equipment sales business was $32.2 million, of which approximately 31.2% and 68.8% were sales from Singapore and overseas markets respectively. In the financial year ended December 31, 2021, our Group’s total revenue generated from equipment sales business is $26.1 million, of which approximately 27.0% and 73.0% are sales from the Singapore and overseas markets respectively.

Sales Process Flow

The process flow pertaining to our sales business activities can be generally illustrated diagrammatically as follows:

Purchase of equipment from suppliers
Customer inquiries for equipment purchases
Functionality testing, inspection and refurbishment of equipment
Delivery to customers

Purchase of Equipment from Suppliers

Our Executive Director, Chairman and Chief Executive Officer, Mr. James Lim’s wide network of contacts has allowed us to build a reputation and rapport with a network of trusted suppliers from around the region. Our suppliers constantly update us with information on equipment availability in the market. Our suppliers will typically provide us with digital photographs of the available used equipment for sale and will inform us of the state and condition of such equipment. Subject to expected demand for the equipment and refurbishment works needed, our sales team further negotiates sales terms with our suppliers before committing to purchases.

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Customer Inquiries for Equipment Purchases

Through our commitment to deliver quality equipment which are customizable based on our customer’s needs, we have firmly established ourselves as a preferred equipment supplier to our customers. Our existing customers, together with potential new customers through referrals and through online inquiries via our website at https://www.multiways.com.sg, approach us with inquiries whenever they need to purchase heavy construction equipment for their projects. Subject to equipment availability and acceptable sales terms, our customers enter into sales agreement confirming their equipment purchases with us.

Functionality Testing, Inspection and Refurbishment of Equipment

Upon arrival of the equipment at our workshop in Singapore, our experienced maintenance service team conducts thorough inspections on every aspect of equipment functionality and usability. We have designated diagnostic testing and inspection checklists for different types of heavy construction equipment, as each type of equipment has different functionality testing and maintenance needs such as bulldozers, cranes, excavators, generators and compressors, wheel loaders and motor graders. For example, functionality testing and inspection of our bulldozers will involve visual checks on the general appearance of equipment, inspection of operator’s cockpit, testing of braking system and various engine parts such as the radiator, engine filter and exhaust system. Thereafter, our maintenance service team will note the various refurbishment or maintenance works required for specific equipment and schedule the approximate completion time for each of the works required. For used equipment, our maintenance service teams will proceed to conduct the necessary refurbishment and maintenance works such as replacing worn parts, which is typically followed by a fresh coat of paint or paint touch-ups such that our equipment is visually pleasing.

Our team of technicians conducts a final round of testing and inspection of the refurbished equipment for functionality and usability after refurbishment and maintenance works are completed, prior to deliver to our customers, so as to maintain quality standards of our equipment to our customers.

Delivery to Customers

Our equipment sales team arranges shipment in accordance with the delivery schedule as required by our customers. As a one-stop shop for services offered to our overseas customers, we provide container packing services and arrangement of transportation to our customer’s desired port.

Warranty for new equipment is covered by the original equipment manufacturers. For used equipment, whilst we do not provide any warranty, we are dedicated to deliver equipment to the satisfaction of our customers.

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Our Rental Business

Our rental business comprises the rental of our full suite of heavy construction equipment, mainly to customers within Singapore.

We have a comprehensive fleet of heavy construction equipment to support our customers who need to comply with regulations relating to the use and operation of heavy construction equipment, such as those stipulated by the MOM, BCA, HDB and LTA in Singapore. For example, our cranes deployed on LTA and HDB worksites must not exceed 15 years from the date of manufacture. Another example is that for HDB worksites, only HDB-approved crane erectors are allowed to operate cranes, and such cranes are required to be registered with the HDB. We have more than 30 cranes which are currently registered with the HDB and 14 of our employees are approved as crane erectors by the MOM.

Our customers who deploy our construction equipment for rent are predominantly in the infrastructure and building construction industry in Singapore. For example, in the infrastructure industry, our cranes are used for piling and foundation works for constructing highways and train tunnels. As another example, in the construction industry, our customers typically rent our cranes which are utilized in the construction of buildings and upgrading works to hoist and lift heavy equipment at construction sites, excavators to lift smaller loads and for digging as well as dump trucks to transport loose materials during the construction process.

The crane rental contracts which we enter into with our customers are of varied durations which are typically monthly leases or such other periods as required by our customers depending on their construction work schedule, for flexibility and convenience. Rental contracts for other types of equipment are typically for a shorter duration, ranging from a few days to several months, depending on project requirements.

Our Group also provides crane operation services to our customers, to complement the provision of crane rental service. We have 14 operators who are qualified to operate crane machinery in Singapore. Larger cranes also require dismantling for transportation to a job site, followed by erection of crane machinery at desired locations within the job site. We offer transportation service of cranes to our customers’ desired location, and crane erection services, where the crane is transported and installed at the job site and the erection and dismantling of cranes.

Our rental business constitutes approximately 13.8%, 9.9%, and 13.2% of the Company’s total revenue for the financial years ended December 31, 2023, 2022, and 2021 respectively.

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Rental Process Flow

The process flow pertaining to our equipment rental business activities can be illustrated diagrammatically as follows:

Customer Inquiries on Rental

Customers approach us for our comprehensive equipment fleet and responsive service. As a result, our existing customers, as well as prospective customers, approach us with inquiries when they need to rent equipment for their jobsites. In addition, our equipment rental team actively communicates with our customers and offers our equipment and services to them according to their requirements. This also enables us to obtain first-hand feedback on the equipment rental demand situation in the market.

Submission of Quotation and Confirmation of Rental Order

Based on our customers’ requirements, our rental team will prepare and provide a quotation and present our product offerings and service solutions to our customers for their consideration. Thereafter, our customers sign and return the quotations or issue purchase orders to confirm their equipment rental orders.

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Functionality Testing, Inspection and Maintenance of Equipment

To ensure minimal disruptions due to mechanical faults or breakdown, our experienced maintenance service team inspects and services the equipment thoroughly at our workshop prior to each mobilization and delivery to our customers’ jobsites based on specific checklists as part of our quality control processes.

Services Rendered to Rental Customers

Our rental team plans and coordinates the mobilization and delivery of our equipment to our customers’ jobsites.

If required, our crane operators are able to offer crane operation services per customers’ specifications. Our crane operators adhere strictly to stipulated work safety requirements and ensure that the equipment is used safely and properly, with no excessive wear and tear to the machinery and equipment.

In the event of any equipment breakdown or malfunction, our customers reach us at our hotline in which our maintenance service response team will be dispatched as soon as possible to assist during working hours from Mondays to Saturdays. Our servicing technician will assess and troubleshoot the equipment breakdown at our customers’ jobsites and rectify the issues on-site, where practicable, for time and cost efficiency. If such equipment cannot be repaired on-site, it will be transported to our workshop for repairs.

Return of Equipment and Inspection

At the end of the rental period, our liaison person will make arrangements with the customer for return of the equipment. Most of our customers engage our transportation service in which we assist to transport the rental equipment from the jobsites for return to our storage facilities. Once towed into our storage facilities, our trained team of mechanics and technicians will inspect and test each rental equipment for functionality and usability as per our designated checklists and recommend and coordinate appropriate servicing and maintenance works (including any refurbishment or painting works) to be done at our workshop.

If there is any defect arising from the rental usage of our equipment (other than fair wear and tear), our liaison person will contact the customer directly to make arrangements on repair costs and expenses to be borne by the affected customer for such defect.

Fleet Renewal Strategy

Our Group also makes conscientious efforts to upgrade and expand our fleet of heavy construction equipment regularly to ensure that our service continues to meet our customers’ evolving needs and requirements across various industries. Our constant communication with our customers across different geographical locations and industries offers us a real-time feedback mechanism which we believe puts us in good stead to enable us to proactively and pre-emptively consider new and upgraded forms and types of heavy construction equipment which will be sought after by our customers.

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Before acquiring any heavy construction equipment, we will assess the development and outlook of the market for the particular type of equipment and analyze, amongst other things, the value and earnings potential of the equipment and investment time frame for recouping the investments. We regularly review the composition and fleet of heavy construction equipment to ensure that we continue to meet customers’ requirements and to monitor our operational needs against repair and maintenance costs. In order to maintain the reliability and safety track record of our heavy construction equipment and to minimize or reduce expenditure on major repair and maintenance works, we may dispose older equipment and replace them with newer ones.

With this fleet renewal strategy, we believe that we are able to ensure our heavy construction equipment remains relevant and efficient and able to consistently deliver reliable service to our customers.

Our Services

To complement our sales and rental of new and used heavy construction equipment, we offer the following services:

●	Refurbishment and Servicing

●	Troubleshooting and Repair

●	Transportation and Erection

●	Crane Operation

●	Machinery Cleaning

Services constitute approximately 17.6%, 6.2%, and 8.7% of the Company’s total revenue for the financial years ended December 31, 2023, 2022, and 2021, respectively.

Refurbishment and Servicing

We offer service and maintenance packages to regularly maintain so as to keep the heavy construction equipment used by our customers in good working order and condition. Our servicing and maintenance services include following our designated checklists and manufacturer guidelines for periodic maintenance, preparing documentation detailing maintenance issues, visual inspection of general appearance of the equipment, testing and maintenance of braking system, engine and hydraulic system, as well as repainting works. As part of our after-sales service and maintenance package, we also provide inspection services, which include checking on the standard safety requirements, physical inspection, and physical load-lifting test for certain heavy construction equipment such as cranes. Our technicians will then sign off on the relevant checklist after functionality testing and examination of the particular heavy construction equipment.

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We also offer customization refurbishment services, in which we remodel and customize certain heavy construction equipment to fit the specific needs and requirements of our customers. For example, our customers may approach us to spray-paint their heavy construction equipment in their corporate colors and include logo embellishment. We also offer customization of specific technical specifications of our equipment, such as changing the length of the boom or arm of an excavator and installing additional piping and attachments to equipment to suit our customers’ requirements.

We seek to provide timely and effective after-sales services, and are available to assist our customers to ensure prompt response to our customers’ needs.

Troubleshooting and repair

In the event that our customers face any technical issues or machinery breakdown, we are able to provide troubleshooting and repair services with our team of skilled technicians and mechanics from our workshop located at 3E Gul Circle, Singapore 629633. Typically, upon receiving our customers’ request for troubleshooting works, we will dispatch one of our technicians or mechanics as soon as practicable to the jobsite where the equipment is situated, who will assist to troubleshoot on-site. In the event that the equipment cannot be repaired on-site, we will arrange for it to be transported to our workshop for further testing and repair works.

Transportation

We offer domestic transportation services within Singapore, as well as overseas transportation of heavy construction equipment to our overseas customers. We offer a one-stop service for our overseas customers, in which we provide container packing services and arrange shipment of heavy construction equipment to our customers’ desired port.

Crane Erection and Operation

We have 15 crane operators who are qualified and certified by the MOM to erect and operate cranes in Singapore. Some of our customers in our equipment rental business require our assistance to erect the cranes on the jobsite, and operate the cranes based on their needs and requirements.

Machinery Cleaning

We provide thorough cleaning services for heavy construction equipment. Our machinery cleaning services meet the stringent import cleaning conditions of Australia and New Zealand for quarantine-free import.

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Insurance

We maintain commercial all risks property insurance policies covering our heavy construction equipment and workshop in accordance with customary industry practice. We carry occupational injury and medical insurance for our employees, in compliance with applicable regulations. We do not carry general business interruption or “key person” insurance. We will continue to review and assess our risk portfolio and make necessary and appropriate adjustments to our insurance practices to align with our needs and with industry practice in Singapore and in the markets in which we operate.

Risk Management

Our business activities expose us to various risks. Identifying and measuring our risks is critical to our ability to manage risk within acceptable tolerance levels in order to minimize the effect on our business, results of operations and financial condition. Our management team is responsible for managing risk. It is overseen by our board of directors. We use risk management processes and have policies and procedures for identifying, measuring and managing risks, including establishing threshold levels for our most significant risks.

Our business exposes us to the following broad categories of risk:

Operational Risk — Operational risk is the risk of loss resulting from inadequate or failed internal processes or controls, human error or misconduct, systems and technology problems or from external events. It also involves compliance with regulatory and legal requirements. Operational risk is the most prevalent form of risk in our risk profile. We manage operational risk by establishing policies and procedures to accomplish timely and efficient processing, obtaining periodic internal control attestations from management and conducting internal audit reviews to evaluate the effectiveness of internal controls.

Strategic Risk — Strategic risk is the risk of loss arising from ineffective business strategies, improper implementation of business strategies, or lack of responsiveness to changes in the business and competitive environment. Our executive management is responsible for establishing an appropriate corporate strategy intended to create value for shareholders, clients and employees, with oversight by our board of directors. Our management is responsible for defining the priorities, initiatives and resources necessary to execute the strategic plan, the success of which is regularly evaluated by the board of directors.

Reputational Risk — Reputational risk is the risk arising from possible negative perceptions, whether true or not, of the Company among our clients, counterparties, shareholders, suppliers, employees and regulators. The potential for either enhancing or damaging our reputation is inherent in almost all aspects of business activity. We manage this risk through our commitment to a set of core values that emphasize and reward high standards of ethical behavior, maintaining a culture of compliance and by being responsive to client and regulatory requirements.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. For a discussion of the factors that could materially affect our business, financial condition or future results of operations, see “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the Commission on May 15, 2024 and incorporate herein by reference (the “2023 Annual Report”).

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Competition

We operate in the heavy construction equipment sales business, which is highly competitive. The heavy construction equipment rental market in Singapore has relatively high barriers to entry in the form of high set-up and operating costs, strong technological knowledge, well-established and long-term business relationships with suppliers, distributors and construction contractors and track record. To the best of our knowledge, our main competitors to our heavy construction equipment business in Singapore are Tat Hong Holdings Ltd, Sin Heng Heavy Machinery Ltd, Antar Cranes Services Pte. Ltd and INA Heavy Machinery & Equipment Pte Ltd.

Licenses and Certifications

The following licenses and registrations are material for our Group’s operations:

Description	Issuing Authority	Expiry Date	Issued to
Letter from the MOM dated October 15, 2016 confirming Multi Ways SG’s Factory Notification status	MOM	-	Multi Ways SG

Became a member of the SCAL and was admitted to the Registry of the Singapore List of Trade Subcontractors (SLOTS)	SCAL	January 29, 2026	Multi Ways SG

BizSafe Level 4 Accreditation	WSH	January 29, 2025	Multi Ways SG

Additionally, 14 of our employees are crane operators qualified and certified by the MOM in Singapore to erect and operate cranes in Singapore. We intend to apply for the renewal of the above relevant certifications for our respective employees prior to their respective expiry dates and based on past experience, our Directors do not foresee any material difficulties in renewing the relevant certifications.

Summary of Risk Factors

Below please find a summary of the principal risks we face, organized under relevant headings. For a detailed description of the risk factors our Company and our subsidiaries may face, see “Item 3. Key Information—D. Risk Factors” in our 2023 Annual Report, which is incorporated by reference into this prospectus and the section titled “Risk Factors” in this prospectus.

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Risks related to Our Business and Industry

●	Our business is inherently susceptible to the cyclical fluctuations of the infrastructure, building construction, mining, offshore and marine and oil and gas industry worldwide and regionally, which our customers are operating in.

●	We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions which we intend to expand our business in.

●	Our rental business is dependent on the general economic conditions in Singapore, and our revenue and profitability may be adversely affected if the demand for construction of infrastructure and/or buildings fall.

●	We are dependent on the need to continually maintain a wide range of heavy construction equipment which are relevant to our customers’ needs.

●	We are susceptible to fluctuations in the prices and quantity of available heavy construction equipment and construction equipment parts.

●

Our continued success is dependent on our key management personnel and our experienced and skilled personnel and our business may be severely disrupted if we are unable to retain them or to attract suitable replacements.

●	We are reliant on skilled labor.

●	Our reputation and profitability may be adversely affected if there is prolonged equipment downtime.

●	Our reputation and profitability may be adversely affected if there are major failures or malfunction in our heavy construction equipment sold or rented by our customers.

●	We are exposed to disputes and claims arising from site accidents due to the usage of our heavy construction equipment.

●	We may be affected if we are found to be in breach of any lease agreements entered into by us.

●	Increased competition in the heavy construction equipment sales and rental business in Singapore and the region may affect our ability to maintain our market share and growth.

●	We only have a limited number of customer groups and our business is significantly dependent on our major customer groups’ needs and our relationships with them. We may be unsuccessful in attracting new customers.

●	We are exposed to the credit risks of our customers.

●	We are dependent on our key suppliers for our supply of heavy construction equipment.

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●	Our business is subject to supply chain interruptions.

●	We may be affected by an outbreak of other infectious diseases.

●	We are exposed to risks arising from fluctuations of foreign currency exchange rates.

●	We and/or our customers may not be able to obtain the necessary approvals or certifications for the use of our heavy construction equipment in various jurisdictions.

●	We are subject to environmental, health and safety regulations and penalties, and may be adversely affected by new and changing laws and regulations.

●	Our insurance policies may be inadequate to cover our assets, operations and any loss arising from business interruptions.

●	We may require additional financing in the future to fund our purchase of heavy construction equipment and our future growth.

●	We may be harmed by negative publicity.

●	If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe on their intellectual property rights, our business could suffer.

●	The war in Ukraine could materially and adversely affect our business and results of operations.

●	We are exposed to risks in respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions and other uncontrollable events.

●	We may not be able to successfully implement our business strategies and future plans.

●	We may be subject to litigation and regulatory investigations and proceedings and may not always be successful in defending ourselves against such claims or proceedings.

Risks related to our Ordinary Shares

●	We may not maintain the listing of our Ordinary Shares on the NYSE American which could limit investors’ ability to make transactions in our Ordinary Shares and subject us to additional trading restrictions.

●	The trading price of our Ordinary Shares may be volatile and there may not be an active, liquid trading market for our Ordinary Shares, which could result in substantial losses to investors.

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●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment. You may not realize a return on your investment in our shares and you may even lose your entire investment.

●	Short selling may drive down the market price of our Ordinary Shares.

●	If securities or industry analysts do not publish or publish inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

●	If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

●	Our Executive Director, Chairman and Chief Executive Officer, Mr. Lim Eng Hock, has substantial influence over the Company. His interests may not be aligned with the interests of our other shareholders, and it could prevent or cause a change of control or other transactions.

●	As a “controlled company” within the meaning of the NYSE American Company Guide, we may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

●	As a company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under the NYSE American Company Guide. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE American Company Guide.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	Certain judgments obtained against us by our shareholders may not be enforceable.

●	We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

●	We will incur increased costs after we cease to qualify as an emerging growth company.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

●	We are an “emerging growth company”, and the reduced disclosure requirements applicable to emerging growth companies may make our Ordinary Shares less attractive to investors.

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The Offering

Outstanding Ordinary Shares	33,330,000 Ordinary Shares.

Ordinary shares Offered	Up to 2,300,000 Ordinary Shares for sale by the Selling Shareholders for their own account.

Selling Shareholders	The Selling Shareholders are set forth in the section of this prospectus entitled “Selling Shareholders.”

Use of Proceeds	We will not receive any proceeds from the resale of our Ordinary shares by the Selling Shareholders pursuant to this prospectus. However, we will receive the exercise price of any Ordinary shares issued to the Selling Shareholders upon cash exercise by them of options held by them. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares. See “Use of Proceeds.”

Risk Factors	The securities offered hereby are speculative and involve a significant degree of risk. See “Risk Factors.”

Symbol	MWG

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, including the Ordinary Shares offered by this prospectus, you should carefully consider the risk factors described under “Risk Factors” in the 2023 Annual Report and subsequent Reports on Form 6-K, and in our other filings with the Commission, which are incorporated by reference to. If any of these risks actually occurs, our business, financial conditions, operating results, prospects, or financial condition could be materially and adversely affected, we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. The risks described below are not the only ones that we face. See also “Cautionary Note about Forward-Looking Statements.” Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

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USE OF PROCEEDS

The Ordinary Shares to be offered and sold using this prospectus will be offered and sold by the Selling Shareholders named in this prospectus. Accordingly, we will not receive any proceeds from the resale of our Ordinary Shares by the Selling Shareholders pursuant to this prospectus.

SELLING SHAREHOLDERS

This prospectus covers the public resale (subject to the Second Amended and Restated Memorandum and Articles of Association and the Companies Act) of our Ordinary shares issued to the Selling Shareholders referred to below. Such Selling Shareholders may from time to time offer and sell pursuant to this prospectus any or all of the Ordinary Shares owned by them. The Selling Shareholders, however, make no representations that the Ordinary Shares will be offered for sale. The table below presents information regarding the Selling Shareholders and the Ordinary Shares that each may offer and sell from time to time under this prospectus.

The Ordinary Shares being registered by this prospectus consist of 2,300,000 Ordinary Shares that were issued to the Selling Shareholders under the 2023 Equity Incentive Plan in connection with their services with the Company.

The following table sets forth (a) the name and position or positions with our company of each Selling Shareholder; (b) the aggregate of (i) the number of Ordinary Shares held by each Selling Shareholder as of the date of this prospectus and (ii) the number of shares issued to each Selling Shareholder under the 2023 Equity Incentive Plan that are being registered pursuant to this registration statement for resale by each Selling Shareholder as of the date of this prospectus; (c) the number of Ordinary Shares that each Selling Shareholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Shareholder has a present intention to do so; and (d) the number of Ordinary Shares to be beneficially owned by each Selling Shareholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Ordinary Shares by such Selling Shareholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

As used in the table below, a beneficial owner of our Ordinary Shares includes any person who, directly or indirectly, through contract, arrangement, understanding or otherwise has or shares (i) the power to vote or direct the voting of such security or (ii) investment power, which includes the power to dispose or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of our Ordinary Shares, if that person has the right to acquire beneficial ownership of such security within 60 days. The numbers of shares owned prior to resale by each Selling Shareholder includes (i) the aggregate of Ordinary Shares currently owned by such Selling Shareholder and (ii) Ordinary Shares issued to such Selling Shareholders under the 2023 Equity Incentive Plan, registered pursuant to this prospectus for resale.

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Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

	Principal Position with the	Shares Owned Prior to Resale		Number of Shares Offered for	Shares Beneficially Owned After Resale
Selling Shareholder	Company	Number	Percent(1)	Resale	Number	Percent(1)
Lim Eng Hock (2)	Executive Director, Chairman and Chief Executive Officer	1,000,000	3.00%	1,000,000	0	-
Lee Noi Geck (2)	Executive Director and Chief Administration Officer	700,000	2.10%	700,000	0	-
Lim Mei Jun (3)	Deputy Chief Executive Officer	500,000	1.50%	500,000	0	-
Tan Lu Chong (4)	Chief Operating Officer	100,000	*	100,000	0	-
Total		2,300,000	6.90%	2,300,000	0	-

*	Less than one percent.
(1)	All percentage calculations are based on 33,330,000 Ordinary Shares outstanding as of the date of this prospectus and assumes for each Selling Shareholder the sale of all Ordinary Shares offered by that particular shareholder pursuant to this prospectus.
(2)	Mr. Lim Eng Hock and Ms. Lee Noi Geck are husband and wife.
(3)	Ms. Lim Mei Jun is the daughter of Mr. Lim Eng Hock and Ms. Lee Noi Geck.
(4)	Mr. Tan Lu Chong, is the spouse of Ms. Lim Mei Jun.

We may supplement this prospectus from time to time as required by the rules of the Securities and Exchange Commission to include certain information concerning the security ownership of the Selling Shareholders or any new Selling Shareholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Shareholder has had with us or our affiliates and predecessors within the past three years.

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PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Shareholders” means and includes certain security holders identified herein in the section entitled “Selling Shareholders.” The Ordinary Shares offered by this prospectus may be sold from time to time directly by the Selling Shareholders, subject to the Second Amended and Restated Memorandum and Articles of Association and the Companies Act. Alternatively, the Selling Shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Shareholders as of the date of this prospectus have advised us that there were no underwriting, distribution or transfer arrangements entered into with respect to the Ordinary shares offered hereby. The distribution or transfer of the Ordinary shares by the Selling Shareholders, subject to the requirements of the Second Amended and Restated Memorandum and Articles of Association may be effected: in one or more transactions settled by issuance of Ordinary shares that may take place on the NYSE American (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Shareholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the NYSE American; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of our Ordinary Shares.

Subject to the Second Amended and Restated Memorandum and Articles of Association and the Companies Act, the Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the Ordinary Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of Ordinary Shares. The broker-dealer may then resell or otherwise transfer such Ordinary Shares pursuant to this prospectus.

The Selling Shareholders also may lend or pledge Ordinary Shares to a broker-dealer. The broker-dealer may sell the Ordinary Shares so lent, or upon a default the broker-dealer may sell the pledged Ordinary Shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Ordinary Shares by the Selling Shareholders.

Although the Ordinary Shares covered by this prospectus are not currently being underwritten, the Selling Shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the Selling Shareholders in any offering or distribution of Ordinary Shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of Ordinary Shares offered hereby may not simultaneously engage in market making activities with respect to the Ordinary Shares for a period of up to five days preceding such distribution. The Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales by the Selling Shareholders.

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In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Ordinary Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Ordinary Shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares offered hereby. However, the Selling Shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the Ordinary Shares offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Shareholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters as to United States federal securities. The legality and validity of the securities offered from time to time under this prospectus under the laws of the Cayman Islands was passed upon by Conyers Dill & Pearman. Ortoli Rosenstadt LLP may rely upon Conyers Dill & Pearmanwith respect to matters governed by Cayman Islands law.

If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The audited financial statements of the Company incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Onestop Assurance PAC, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting, which is included as exhibit to this registration statement upon the authority and consent of said firm as experts in accounting and auditing.

The registered business address of Onestop Assurance is 10 Anson Road, #06-15 International Plaza, Singapore 079903.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act, with respect to the Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Ordinary Shares offered hereby, we refer you to the registration statement, the documents incorporated by reference herein and the exhibits and schedules filed thereto. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act as applicable to foreign private issuers and, in accordance therewith, we file annual reports and other information with the SEC under the Exchange Act. Our 2023 Annual Report has been filed with the SEC and an annual report on Form 20-F for subsequent years will be due within four months following the fiscal year end. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at www.sec.gov.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

Only the specific documents incorporated by reference below, or incorporated by reference in any prospectus, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

Under Cayman Islands law, holders of our Ordinary Shares are entitled, upon giving written notice to us, to inspect (i) the Second Amended and Restated Memorandum and Articles of Association, (ii) our register of members, (iii) our register of directors and (iv) minutes of meetings and resolutions of members, and to make copies of, and take extracts from the, these documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, and all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on May 15, 2024;

(2)	our Reports on Form 6-K, filed with the Commission on June 25, 2024, September 18, 2024, October 2, 2024, November 5, 2024, November 12, 2024, November 13, 2024, and December 31, 2024;

(3)	The description of our ordinary shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-41669) filed with the Commission on March 28, 2023, including any amendment and report subsequently filed for the purpose of updating that description; and

(4)	all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referred to in (1) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our Ordinary shares. These purchasers will purchase our Ordinary shares at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Multi Ways Holdings Limited

2,300,000 Ordinary Shares

REOFFER PROSPECTUS

January 23, 2025

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, and all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on May 15, 2024;

(2)	our Reports on Form 6-K, filed with the Commission on June 25, 2024, September 18, 2024, October 2, 2024, November 5, 2024, November 12, 2024 November 13, 2024, and December 31, 2024; ;

(3)	The description of our ordinary shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-41669) filed with the Commission on March 28, 2023, including any amendment and report subsequently filed for the purpose of updating that description; and

(4)	all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referred to in (1) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Second Amended and Restated Memorandum and Articles provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Second Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is hereby made to the Exhibit Index, which is incorporated herein by reference.

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Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Memorandum and Articles of Association of Multi Ways Holdings Limited (incorporated by reference to Exhibit 99.2 to the report on Form 6-K filed with the SEC on November 12, 2024)

5.1**	Opinion of Conyers Dill & Pearman

10.1	2023 Equity Incentive Plan of Multi Ways Holdings Limited (incorporated by reference to Exhibit 99.1 to the report on Form 6-K filed with the SEC on November 1, 2023)

23.1**	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.2*	Consent of Onestop Assurance PAC

24.1	Power of Attorney (included on the signature page of this Registration Statement)

107**	Filing Fee Table

* Filed herewith.

** Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on January 23, 2025.

MULTI WAYS HOLDINGS LIMITED

By:	/s/ Lim Eng Hock
Name:	Lim Eng Hock
Title:	Executive Director, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 23, 2025.

Signature	Title	Date

/s/ Lim Eng Hock	Executive Director, Chairman and Chief Executive Officer	January 23, 2025
Lim Eng Hock	(Principal Executive Officer)

/s/ Tan Cheon Kem	Financial Controller	January 23, 2025
Tan Cheon Kem	(Principal Financial and Accounting Officer)

Lee Noi Geck	Executive Director and Chief Administrative Officer	January 23, 2025

*	Director	January 23, 2025
Chan Chin Hoong

*	Director	January 23, 2025
Wong Gang

*	Director	January 23, 2025
Tan Kok Chuah

*By:	/s/ Lim Eng Hock
Name:	Lim Eng Hock

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Multi Ways Holdings Limited, has signed this registration statement or amendment thereto in New York, NY on January 23, 2025.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President

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